Exhibit 99.1

Santander Consumer USA Holdings Inc. Receives

Proposal For Remaining Shares from Santander

Holdings USA, Inc.

DALLAS, July 2, 2021 Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC” or the “Company“), today announced that it has received a non-binding proposal (the “Proposal”) from its majority shareholder, Santander Holdings USA, Inc. (“SHUSA”), to acquire all of the outstanding common shares of SC that are not currently owned by SHUSA. SHUSA has proposed a purchase price of $39.00 per share in cash, subject to the conditions set forth in the letter below to the SC Board of Directors.

Consistent with its fiduciary duties, the Board of Directors has formed an independent special committee, composed of William Rainer, William Muir, and Robert McCarthy and elected William Rainer as its chairperson, to consider the Proposal. The Special Committee has engaged Piper Sandler & Co. as its independent financial advisor and Covington & Burling LLP as independent legal counsel to assist in its evaluation of the Proposal.

The full text of the letter received from SHUSA is set forth below:

July 1, 2021

Chairman of the Board of Directors

Santander Consumer USA Holdings Inc.

1601 Elm Street, Suite 800

Dallas, Texas 75201

Dear Bill,

Santander Holdings USA, Inc. (“SHUSA”) is pleased to submit this proposal to acquire all of the outstanding shares of common stock of Santander Consumer USA Holdings Inc. (the “Company” or “SC”) that are not currently owned by SHUSA, for a purchase price of $39.00 per share, in cash (our “Proposal”).

We believe that our Proposal reflects an attractive value to SC’s public shareholders. Specifically, $39.00 per share represents a premium of 7.4% to yesterday’s closing price of $36.32. This premium is on top of the Company’s strong share price gains since the beginning of the year, including relative to its peers, and reflects a 30.4% premium to SC’s average share price since January 1, 2021.

As you know, we currently beneficially own shares representing approximately 80% of the outstanding shares. Given our knowledge of the Company, we are in a position to proceed with the proposed transaction in an expedited manner.

Our Proposal is subject to the approval of the Company’s Board of Directors and the negotiation and execution of mutually acceptable definitive transaction documentation. We understand that a special committee of independent and disinterested directors (the “Special Committee”) of the Company’s Board of Directors (the “Board”) will consider our Proposal and make a recommendation to the Board.

In considering our Proposal, you should know that, in our capacity as a shareholder of the Company, we are interested only in acquiring the shares not already owned by us and that in such capacity we have no interest in selling any of the shares owned by us nor would we expect, in our capacity as a shareholder, to vote in favor of any alternative sale, merger or similar transaction involving the Company.

Please be aware that we reserve the right to withdraw or modify our Proposal in any manner at any time. No legal obligation with respect to the Proposal or any other transaction shall arise unless and until execution of mutually acceptable definitive transaction documentation between us and the Company.

In connection with our Proposal, we have engaged J.P. Morgan Securities LLC as our financial advisor and Wachtell, Lipton, Rosen & Katz as our legal advisor. We assume that the Special Committee will retain its own independent legal and financial advisors to assist in its review of our Proposal. We and our advisors look forward to working with the Special Committee and its advisors to expeditiously negotiate and consummate a mutually acceptable transaction. We are available at your convenience to discuss any aspects of our Proposal and this important transaction.

Sincerely,

SANTANDER HOLDINGS USA, INC.

/s/ T. Timothy Ryan, Jr.
T. Timothy Ryan, Jr.
Chairman of the Board

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about the Company’s expectations, beliefs, plans, or future events are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “looking forward,” “would,” “hopes,” “assumes,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date on which the statements are made, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors and assumptions, some of which are beyond the Company’s control. Among the factors that could cause actual results to differ from those reflected in forward-looking statements include, without limitation, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Readers are cautioned not to place undue reliance on the Company’s forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Any forward-looking statements only speak as of the date of this press release, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.

SC, headquartered in Dallas, is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 3.1 million customers across the full credit spectrum. SC, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $64 billion (for the first quarter ended March 31, 2021). (www.santanderconsumerusa.com)

Investor Relations:

Evan Black

800.493.8219

InvestorRelations@santanderconsumerusa.com

Media Contact:

Laurie Kight

214.801.6455

laurie.kight@santander.us

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